Exhibit 23.1

Consent of Independent Registered

Public Accounting Firm

We have issued our report dated February 26, 2026, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Old Second Bancorp, Inc. on Form 10-K for the year ended December 31, 2025. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Old Second Bancorp, Inc. on Form S-8 (File Nos. 333-38914, 333-137262, 333-231807, 333-258904 and 333-287718) and Form S-3 (File No. 333-274068).

/s/ Plante & Moran, PLLC

Chicago, Illinois

February 26, 2026